Exhibit 99.1
DYNEX CAPITAL, INC. ANNOUNCES SECOND QUARTER 2026 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX; "Dynex" or the "Company"), a REIT with a long track record of generating dividends from high-quality mortgage assets, reported its second quarter financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Second Quarter 2026 Financial Highlights
•Total economic return of $0.81 per common share, or 6.4% of beginning book value
•Book value per common share of $12.90 as of June 30, 2026, an increase of $0.30 from $12.60 as of March 31, 2026
•Comprehensive income of $0.80 per common share and net income of $0.80 per common share
•Dividends declared of $0.51 per common share
•Liquidity of $1.6 billion of cash and unpledged securities, representing 51% of total equity, as of June 30, 2026
•Leverage including to-be-announced ("TBA") securities at cost was 8.1 times shareholders' equity as of June 30, 2026, compared to 8.6 times shareholders' equity as of March 31, 2026
Second Quarter 2026 Portfolio and Capital Highlights
•Total investment portfolio of $27.6 billion, an increase of 11% relative to March 31, 2026 driven by $2.8 billion of MBS purchases:
◦Agency RMBS portfolio, including TBAs, increased approximately 11% to $26.1 billion
◦Agency CMBS portfolio increased approximately 11% to $1.4 billion
◦99.99% of investment portfolio is in highly liquid Agency securities
▪Agency RMBS represents 95% of total portfolio; Agency CMBS represents 5% of total portfolio
•Raised $391 million of common equity, net of commissions, representing approximately 30 million shares, through the Company's at-the-market ("ATM") program

Management Remarks
“The second quarter of 2026 reflected continued progress in executing our disciplined raise-and-deploy strategy,” said Smriti Laxman Popenoe, Co-Chief Executive Officer and President. “In an attractive return environment, we raised $391 million of capital during the quarter and deployed it into Agency MBS opportunities. Our 6.4% total economic return demonstrates our ability to pair growth with strong performance. As the platform scales, a powerful flywheel is enhancing efficiency, strengthening resilience, broadening our access to capital, and expanding our opportunity set, supporting durable risk-adjusted returns for shareholders over time."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone by dialing (800) 330-6710 and providing the Conference Code 2120385 or by live audio webcast by clicking the "Webcast" button on the Investors page of the Company's website (www.dynexcapital.com/investors), which also includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. As an alternative, participants can click here to enter their details and be connected to join the conference. The link becomes active 15 minutes prior to the scheduled start time. A full replay of the conference call will be available on the Company's website shortly after the conclusion of the live presentation.
Summary of Second Quarter 2026 Results
The Company's total economic return for the second quarter of 2026 of $0.81 per common share was comprised of an increase in book value of $0.30 per common share and dividends declared of $0.51 per common share. The increase in book value per common share was primarily comprised of a net gain of $102 million on the Company's investment portfolio, net of hedges. The fair value of the Company's Agency MBS benefited from spread tightening late in the second quarter. Although higher interest rates reduced asset valuations during the second quarter, the Company's hedging portfolio effectively mitigated much of this impact, supporting the overall increase in book value. The Company grew its capital base by $391 million, using the net proceeds to opportunistically add $2.8 billion of Agency MBS. As a result, the total investment portfolio grew 11% to $27.6 billion compared to $24.8 billion as of March 31, 2026. Leverage including TBAs at their implied cost decreased to 8.1 times equity primarily due to the favorable performance of the Company's portfolio.
Interest income increased compared to the first quarter of 2026, driven by the Company’s continued deployment of capital into Agency MBS purchases. Operating expenses decreased by $5 million quarter over quarter, driven by the absence of one time compensation and personnel related costs recognized during the first quarter of 2026.
The following tables summarize the changes in the Company's financial position during the second quarter of 2026:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Equity Rollforward
Balance as of March 31, 2026 (1)			$2,609,770
Net interest income		$93,783
Net periodic interest from interest rate swaps		542
Operating expenses		(16,213)
Preferred stock dividends		(2,650)
Changes in fair value:
MBS and other	$(26,487)
TBAs	(19,229)
U.S. Treasury futures	16,568
Interest rate swaps	135,239
Interest rate swaptions	(4,275)
Total net change in fair value		101,816
Comprehensive income to common shareholders			177,278
Capital transactions:
Net proceeds from stock issuance (2)			392,295
Common dividends declared			(115,776)
Balance as of June 30, 2026 (1)			$3,063,567
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from stock issuances includes approximately $391 million from ATM issuances and approximately $1.0 million from amortization of share-based compensation, net of grants.

Investment Portfolio and Financing
The following table provides detail on the Company's MBS investments, including TBA securities, as of the periods indicated:

	June 30, 2026				March 31, 2026
($ in thousands)	Amortized Cost/Implied Cost Basis	Unrealized Gain (Loss)	Fair Value	% of Portfolio	Amortized Cost/Implied Cost Basis	Unrealized Gain (Loss)	Fair Value	% of Portfolio
Fixed rate Agency RMBS:
2.0% coupon	$1,467,013	$(125,450)	$1,341,563	5%	$1,164,966	$(123,207)	$1,041,759	4%
2.5% coupon	728,917	(91,725)	637,192	2%	646,466	(91,863)	554,603	2%
4.0% coupon	1,065,039	(7,546)	1,057,493	4%	286,876	(14,047)	272,829	1%
4.5% coupon (1)	2,147,675	(1,055)	2,146,620	8%	1,636,907	(340)	1,636,567	7%
5.0% coupon	7,969,870	(27,255)	7,942,615	29%	7,434,011	(13,877)	7,420,134	30%
5.5% coupon	9,028,071	(545)	9,027,526	33%	9,145,191	7,351	9,152,542	37%
6.0% coupon	1,459,407	1,280	1,460,687	5%	1,537,251	1,529	1,538,780	6%
TBA 4.0%	11,259	(28)	11,231	—%	—	—	—	—%
TBA 4.5% (2)	1,039,010	5,571	1,044,581	4%	1,230,544	(2,970)	1,227,574	5%
TBA 5.0%	856,769	2,181	858,950	3%	600,548	(6,075)	594,473	3%
TBA 5.5%	602,276	255	602,531	2%	—	—	—	—%
Total Agency RMBS	$26,375,306	$(244,317)	$26,130,989	95%	$23,682,760	$(243,499)	$23,439,261	95%

Agency CMBS	$1,387,141	$(9,978)	$1,377,163	5%	$1,246,548	$(1,747)	$1,244,801	5%
CMBS IO	75,970	(632)	75,338	—%	81,484	(242)	81,242	—%
Total	$27,838,417	$(254,927)	$27,583,490	100%	$25,010,792	$(245,488)	$24,765,304	100%
(1) Includes a par value of $9 million of 4.5% 15-year Agency RMBS as of June 30, 2026 and March 31, 2026.
(2) Includes notional amount of $440 million of 4.5% 15-year TBA securities as of June 30, 2026 and $540 million as of March 31, 2026.
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	June 30, 2026			March 31, 2026
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$9,949,865	3.78%	76	$8,026,127	3.81%	77
30 to 90 days	9,852,555	3.78%	91	12,451,246	3.80%	95
91 to 180 days	2,842,322	3.79%	181	568,084	3.75%	173
Total	$22,644,742	3.79%	96	$21,045,457	3.80%	90

The following table provides details on the performance of the Company's MBS, net of financing for the second quarter of 2026 compared to the prior quarter:

	Three Months Ended
	June 30, 2026			March 31, 2026
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)
Agency RMBS	$280,970	$22,581,412	4.98%	$236,350	$18,926,563	5.00%
Agency CMBS	13,522	1,254,886	4.26%	12,530	1,177,399	4.26%
CMBS IO(5)	1,748	78,595	8.70%	1,781	84,531	8.23%
Other investments	6	445	3.89%	6	461	3.98%
Subtotal	296,246	23,915,338	4.95%	250,667	20,188,954	4.97%
Cash equivalents	6,505			6,723
Total interest income	$302,751			$257,390

Repurchase agreement financing	(208,968)	21,803,737	(3.79)%	(178,136)	18,470,997	(3.86)%
Net interest income/net interest spread	$93,783		1.16%	$79,254		1.11%

Net periodic interest from interest rate swaps	542		0.01%	1,698		0.04%
Economic net interest income (6)	$94,325		1.17%	$80,952		1.15%
*Table Note: Data may not foot due to rounding.
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily repurchase agreement borrowings outstanding during the period.
(3)Effective yield is calculated by dividing annualized interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Financing cost is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.
(6)Represents a non-GAAP measure. See "Non-GAAP Financial Measures" below for a reconciliation to the most comparable GAAP financial measure.

Hedging Portfolio
The following tables provide details on the Company's interest rate hedging portfolio as of the dates indicated:

	June 30, 2026		March 31, 2026
Derivative Type	Notional Amount	WAVG Fixed Pay Rate	Notional Amount	WAVG Fixed Pay Rate
($s in thousands)
5-year U.S. Treasury futures	$(750,000)	n/a	$—	n/a
10-year U.S. Treasury futures	(2,516,500)	n/a	(1,917,500)	n/a
30-year U.S. Treasury futures	(991,800)	n/a	(1,231,600)	n/a
	$(4,258,300)		$(3,149,100)

3-5 year interest rate swaps	$4,375,000	3.45%	$4,400,000	3.43%
5-7 year interest rate swaps	4,060,000	3.65%	4,060,000	3.65%
7-10 year interest rate swaps	5,065,000	3.86%	4,120,000	3.85%
15-20 year interest rate swaps	590,000	4.40%	—	—%
	$14,090,000		$12,580,000

	June 30, 2026		March 31, 2026
($s in thousands)	Notional Amount	Average Fixed Receive Rate	Notional Amount	Average Fixed Receive Rate
Interest rate swaptions	$750,000	3.25%	$750,000	3.25%

The following table provides detail on the performance of the Company's derivative instruments during the periods indicated:

	Three Months Ended
	June 30, 2026	March 31, 2026
Unrealized gain (loss):
TBA securities	$17,024	$(16,102)
U.S. Treasury futures	(96,155)	36,406
Options on U.S. Treasury futures	—	1,325
Interest rate swaps	135,175	84,958
Interest rate swaptions	(4,275)	(335)
	51,769	106,252
Realized gain (loss) upon settlement, maturity or termination:
TBA securities	(36,253)	2,223
U.S. Treasury futures	112,723	(1,098)
Options on U.S. Treasury futures	—	(3,981)
Interest rate swaps	64	(367)
	76,534	(3,223)
Net periodic interest:
Interest rate swaps	542	1,698
Gain on derivative instruments, net	$128,845	$104,727

The Company typically designates certain of its interest rate derivatives as hedges for tax purposes. Gains and losses realized upon maturity or termination of derivatives designated as hedges for tax purposes are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. These hedge gains are not included in the Company's current or future earnings available for distribution ("EAD"), a non-GAAP measure, but will be part of the Company's future distribution requirements. The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated, given conditions known as of June 30, 2026; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Tax Hedge Gains, Net	June 30, 2026
($ in thousands)
Fiscal year 2026	$97,667
Fiscal year 2027	95,286
Fiscal year 2028	89,252
Fiscal year 2029 and thereafter	327,734
$609,939

Second Quarter 2026 Preliminary Financial Statements and Other Supplemental Information

Consolidated Balance Sheets
($s in thousands except per share data)	June 30, 2026	March 31, 2026	December 31, 2025
ASSETS	(unaudited)	(unaudited)	(audited)
Cash and cash equivalents	$607,562	$773,138	$531,043
Cash collateral posted to counterparties	570,020	516,502	399,344
Mortgage-backed securities (including pledged of $23,669,753; $22,120,332; and $14,593,470, respectively)	25,066,198	22,943,257	16,306,988
Due from counterparties	53,446	3,434	17,425
Derivative assets	8,441	695	10,498
Accrued interest receivable	104,272	97,454	67,940
Other assets, net	9,663	8,872	8,940
Total assets	$26,419,602	$24,343,352	$17,342,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$22,644,742	$21,045,457	$13,904,231
Due to counterparties	380,947	379,893	811,656
Derivative liabilities	9,117	14,121	4,830
Cash collateral posted by counterparties	15,500	—	8,373
Accrued interest payable	135,194	131,426	95,196
Accrued dividends payable	46,943	41,893	37,171
Other liabilities	12,092	9,292	18,577
Total liabilities	23,244,535	21,622,082	14,880,034

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	2,374	2,072	1,748
Additional paid-in capital	3,760,123	3,368,130	2,921,551
Accumulated other comprehensive loss	(128,074)	(127,209)	(127,061)

Accumulated deficit	(567,199)	(629,566)	(441,937)
Total shareholders' equity	3,175,067	2,721,270	2,462,144
Total liabilities and shareholders’ equity	$26,419,602	$24,343,352	$17,342,178

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$12.90	$12.60	$13.45
Common shares outstanding	237,414,259	207,154,465	174,814,912

Consolidated Comprehensive Statements of Income (Loss) (unaudited)			Six Months Ended
	Three Months Ended
($s in thousands except per share data)	June 30, 2026	March 31, 2026	June 30, 2026
INTEREST INCOME
Interest income	$302,751	$257,390	$560,141
Interest expense	(208,968)	(178,136)	(387,104)
Net interest income	93,783	79,254	173,037

GAINS (LOSSES)
Realized gain on sale of investments, net	—	8,721	8,721
Unrealized loss on investments, net	(25,622)	(251,811)	(277,433)
Gain on derivative instruments, net	128,845	104,727	233,572
Total gains (losses), net	103,223	(138,363)	(35,140)

EXPENSES
General and administrative expenses	(15,206)	(20,478)	(35,685)
Other operating expense, net	(1,007)	(775)	(1,783)
Total operating expenses	(16,213)	(21,253)	(37,468)

Net income (loss)	180,793	(80,362)	100,429
Preferred stock dividends	(2,650)	(2,658)	(5,307)
Net income (loss) to common shareholders	$178,143	$(83,020)	$95,122

Unrealized loss on available-for-sale investments, net	(865)	(148)	(1,013)
Total other comprehensive loss	(865)	(148)	(1,013)
Comprehensive income (loss) to common shareholders	$177,278	$(83,168)	$94,109

Weighted average common shares-basic	222,220,145	200,084,349	211,213,396
Weighted average common shares-diluted	223,603,596	200,084,349	212,479,097
Net income (loss) per common share-basic	$0.80	$(0.41)	$0.45
Net income (loss) per common share-diluted	$0.80	$(0.41)	$0.45
Dividends declared per common share	$0.51	$0.51	$1.02

Non-GAAP Financial Measures
In addition to reporting the Company’s financial results determined in accordance with GAAP, management of the Company believes that investors’ understanding of our operating results may be enhanced by the use of non-GAAP financial measures, which are used by management internally, along with GAAP measures, to evaluate our performance. Our non-GAAP financial measures include earnings available for distribution (“EAD”) to common shareholders (including per common share) and economic net interest income and the related metric economic net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as additional measures of the investment portfolio’s return.
Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. However, drop income does not represent the total realized gain/loss from the Company’s investments in TBA securities.
Management also includes net periodic interest from its interest rate swaps, which is included in "gain (loss) on derivatives instruments, net," in EAD and economic net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including net periodic interest from interest rate swaps is a helpful indicator of the Company’s total financing cost in addition to GAAP interest expense.
Non-GAAP financial measures are not a substitute for GAAP measures and may be different from non-GAAP measures used by other companies. In addition, other companies, including in our industry, may calculate comparable measures differently, which reduces their usefulness as comparative measures. Investors should not rely on any single financial measure when evaluating our business. These non-GAAP measures should be considered as supplemental in nature and not as a substitute for our operating results in accordance with GAAP.
Reconciliations of each non-GAAP measure to certain GAAP financial measures are provided below.

	Three Months Ended
($s in thousands except per share data)	June 30, 2026	March 31, 2026
Comprehensive income (loss) to common shareholders (GAAP)	$177,278	$(83,168)
Less:
Change in fair value of investments, net (1)	26,487	243,238
Change in fair value of derivative instruments, net (2)	(123,082)	(98,266)
EAD to common shareholders (non-GAAP)	$80,683	$61,804

Weighted average common shares	222,220,145	200,084,349
EAD per common share (non-GAAP)	$0.36	$0.31

Net interest income (GAAP)	$93,783	$79,254
Net periodic interest from interest rate swaps	542	1,698
Economic net interest income	94,325	80,952
TBA drop income (3)	5,221	4,763
Operating expenses	(16,213)	(21,253)
Preferred stock dividends	(2,650)	(2,658)
EAD to common shareholders (non-GAAP)	$80,683	$61,804

Net interest spread (GAAP)	1.16%	1.11%
Net periodic interest as a percentage of average repurchase borrowings	0.01%	0.04%
Economic net interest spread (non-GAAP)	1.17%	1.15%

(1)Amounts include realized and unrealized gains and losses from the Company's MBS.
(2)Amounts include unrealized gains and losses from changes in fair value of derivatives, including TBAs accounted for as derivative instruments, and realized gains and losses on terminated derivatives. Amounts exclude TBA drop income and net periodic interest from interest rate swaps.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Ms. Popenoe's quote, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the Company's ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events and instability, including the conflict in the Middle East, and the related impacts on macroeconomic conditions as a result of such related uncertainty; tariffs that the U.S. imposes on trading partners or tariffs imposed on the U.S. from trading partners, including the legality of any such tariff measures; global and domestic government policy changes and the ability or inability to react to rapidly changing economic policies; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates, and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies, including in particular China, Japan, the European Union, and the United Kingdom; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s leverage and use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy, or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss, unavailability, or security of the Company’s third-party service providers' service and technology that support critical functions of the Company’s business, including those related to the Company’s trading and borrowing activities, due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; impacts from emerging technologies, such as artificial intelligence, including the development of applications utilizing such technologies; changes in the Company’s industry; increased competition; changes in government policy or regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

About Dynex Capital

Dynex Capital, Inc. (NYSE: DX) is a leading internally managed REIT with a long track record of delivering attractive dividends through the disciplined risk management of investments in high‑quality mortgage assets backed by U.S. residential and commercial real estate. For more information on Dynex, please visit our website at www.dynexcapital.com or connect with us on LinkedIn.

Investor Relations Contact
Email: askdx@dynexcapital.com
Phone Number: 804-217-5897

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